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                                                                   Exihibit 3.07


                                     FORM OF
            SECOND RESTATED AND AMENDED CERTIFICATE OF INCORPORATION
                                       OF
                         SECURITY SYSTEMS HOLDINGS, INC.

      Security Systems Holdings, Inc., a Delaware corporation, hereby certifies as follows:

      FIRST:  The name of the Corporation is Security Systems Holdings, Inc.

      SECOND: The registered office of the Corporation in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801. The registered agent at the address is CT Corporation System.

      THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

      FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 100 shares of Common Stock, par value $.01 per share.

      FIFTH: Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

      SIXTH: The Board of Directors of the Corporation may make By-Laws and from time to time may alter, amend or repeal By-Laws.

      SEVENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing provisions of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

      EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify each director and officer of


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the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders, vote of disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such persons and the Corporation may purchase and maintain insurance on behalf of any director or officer to the extent permitted by Section 145 of the DGCL.

      NINTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.


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